Contact:	Jill Swartz, 714.667.8252, ext. 251 jill.swartz@grubb-ellis.com

Grubb & Ellis Healthcare REIT Increases Line of Credit

with LaSalle Bank to $80 Million

KeyBank National Association joins LaSalle as a lender under the line of credit.

Santa Ana, California (December 18, 2007) — Grubb & Ellis Healthcare REIT, Inc. has negotiated an increase in its secured revolving line of credit with LaSalle Bank National Association.

Under terms of the loan agreement, the maximum principal amount available under the line of credit has increased from $50 million to $80 million. The line of credit is for a term of three years, and bears interest, at the option of Grubb & Ellis Healthcare REIT, at a rate equal to: LIBOR plus a margin of 1.50 percent, the greater of LaSalle’s prime rate or the Federal Funds Rate, or a combination of these rates. Additionally, KeyBank National Association joined LaSalle as a lender under the increased line of credit.

Grubb & Ellis Healthcare REIT may utilize the line of credit to fund property acquisitions and for other business purposes.

“We appreciate KeyBank’s support for our business strategy by joining the credit facility with LaSalle Bank,” said Scott D. Peters, president, chief executive officer and chairman of Grubb & Ellis Healthcare REIT. “In the current credit climate, the continued support we receive from the lending community speaks volumes about Grubb & Ellis Healthcare REIT and the quality of management and product we provide to our investors.”

As of December 7, 2007, Grubb & Ellis Healthcare REIT has sold approximately 19.9 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for more than $199 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and has made 17 geographically-diverse acquisitions valued in excess of $340 million. The REIT seeks to acquire medical office buildings and other healthcare-related facilities to take advantage of the demand for healthcare services in the United States. According to the U.S. Department of Health and Human Services, healthcare spending in the United States ballooned from 13.7 percent to 16.2 percent of the country’s gross domestic product (GDP) between 1999 and 2005 and is expected to grow to 20 percent of GDP by 2015. During that same time span, annual healthcare expenses are projected to double to $4 trillion.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that offer individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2007, nearly $3 billion in investor equity has been raised for these investment programs. Grubb & Ellis and its subsidiaries currently manage a growing portfolio of more than 214 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company please visit www.grubb-ellis.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements with respect to the quality of the management and product provided by Grubb & Ellis Healthcare REIT, Inc., the demand for healthcare services, and the growth and projected spending associated with the U.S. healthcare industry. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the growth of the U.S. healthcare industry and demand for related services; uncertainties relating to the management of Grubb & Ellis Healthcare REIT, Inc.; the strength of the product provided by Grubb & Ellis; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.